CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 23 to the Registration Statement of the Penn Mutual Variable Life Account I of The Penn Mutual Life Insurance Company on Form N-6 of our report dated February 10, 2012, relating to the financial statements of The Penn Mutual Life Insurance Company, and our report dated April 5, 2012, relating to the financial statements of the Penn Mutual Variable Life Account I of The Penn Mutual Life Insurance Company, both of which appear in such Statement of Additional Information. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

April 25, 2012